EXHIBIT 3.25

RESTATED ARTICLES OF INCORPORATION
OF
IMAGING DIAGNOSTIC SYSTEMS, INC.

Document Number
P95000050570

In accordance with Florida Statutes Chapter 607, the following are the Company’s Restated Articles of Incorporation:

ARTICLE I

The name of the corporation is:  IMAGING DIAGNOSTIC SYSTEMS, INC.

ARTICLE II

The principal place of business and mailing address is:  5307 NW 35th Terrace, Ft. Lauderdale, Florida 33309.

ARTICLE III

The purpose for which the corporation is organized: This corporation may engage or transact in any or all lawful activities or business permitted under the Laws of the United States, the State of Florida or any other state, country, territory or nation.

ARTICLE IV
CAPITAL STOCK

The maximum number of shares of capital stock that this corporation is authorized to have outstanding at any one time is 2,002,000,000 (TWO BILLION, TWO MILLION) shares, no par value.  The 2,002,000,000 shares of no par value capital stock of the Corporation shall be designated as follows:

•2,000,000,000 common shares

•2,000,000 Preferred Shares, the rights, and preferences of which are to be designated by the Company’s Board of Directors.

The shares of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting.  Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore subject to any preferential dividend rights of outstanding Preferred Stock.  Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to shareholders shall be distributed ratably among the holders of Common Stock, subject to the priority of any outstanding Preferred Stock and payment of other claims of creditors.  Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

The shares of Preferred Stock may be issued from time to time in series and the Board of Directors of the Corporation is authorized to establish and designate series and to fix the number of shares and the relative voting, dividend, conversion, liquidation, redemption, and other rights, preferences, and limitations as between series, subject to such limitations as may be prescribed by law; that the proper officers of the corporation are by this means authorized to make, subscribe, acknowledge, execute, and file, or cause to be filed, such certificate or  certificates as may be required under the laws of the state of Florida and other jurisdictions to give effect to the proposal, as presented in the proxy statement, or as may be required in connection with the issuance of shares of preferred stock in series from time to time and as in its discretion may be necessary or advisable in connection with such proposal.

ARTICLE V
TERM OF EXISTENCE

This corporation is to have perpetual existence.

ARTICLE VI
OFFICERS AND DIRECTORS

The names and addresses are as follows:

Linda B. Grable, Chief Executive Officer & Director
5307 NW 35th Terrace
Ft. Lauderdale, Florida 33309

Allan L. Schwartz, Executive Vice-President, Chief Financial Officer & Director
5307 NW 35th Terrace
Ft. Lauderdale, Florida 33309

Deborah O’Brien, Senior Vice-President
5307 NW 35th Terrace
Ft. Lauderdale, Florida 33309

ARTICLE VII
INDEMNIFICATION

A.
So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act of omission (i.) in breach of such person’s duty of loyalty to the corporation or its shareholders,  (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit.  No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts of omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

B.
So long as permitted by law, no officer of the corporation shall be personally liable to the corporation or it shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit.  No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

C.
To the extent that a Director, Officer, or other corporate agent of this corporation has been successful on the merits or otherwise in defense of any civil or criminal action, suit or proceeding referred to in sections (a) and (b), above, or in defense of any claim, issue, or matter therein, he shall be indemnified against any expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

D.
Expenses incurred by a Director, or other corporate agent in connection with a Civil or criminal action, suit, or proceeding may be paid by the corporation in advance of final disposition of such action suit, or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified.

ARTICLE VIII
REGISTERED AGENT

The name and street address of the registered agent is:

CT CORPORATION SYSTEM
1200 South Pine Island Road
Plantation, FL 33324

The foregoing Restatement of the Articles of Incorporation has been duly approved and adopted by the Board of Directors of the corporation on July 12, 2011 and does not require shareholder approval pursuant to Florida Law.

This Restatement supersedes the corporation’s original Articles of Incorporation, Restated Articles of Incorporation filed on May 12, 2005, Restated Articles of Incorporation filed on March 3, 2011, and all amendments to them.

IN WITNESS WHEREOF, the undersigned have executed these Restated Articles of Incorporation on the 13th day of July 2011.

/s/ Allan L. Schwartz
Allan L. Schwartz
Executive Vice-President & Chief Financial Officer

STATE OF FLORIDA
COUNTY OF BROWARD

BEFORE ME, a Notary Public authorized to take acknowledgments in the State and County set forth above, personally appeared Allan L. Schwartz to be known personally by me to be the person who executed the foregoing Restated Articles of Incorporation, and he acknowledged before me that he executed those Restated Articles of Incorporation.

IN WITNESS WHEREOF, I have set my hand and seal in the State and County above, this 13th day of July 2011.

/s/ Gregg Rodes
                                   Gregg Rodes
My Commission Expires:

Notary Public-State of Florida
Gregg Rodes
Commission #DD770975
Expires: Apr. 08, 2012
Bonded thru Atlantic Bonding Co., Inc.

CERTIFICATE DESIGNATING REGISTERED AGENT AND PLACE OF BUSINESS OR DOMICILE FOR THE SERVICE OF PROCESS WITHIN FLORIDA AND ACCEPTANCE OF AGENT UPON WHOM PROCESS MAY BE SERVED

In compliance with Sections 48.091 and 607.034, Florida Statues, the following is submitted:

Imaging Diagnostic Systems, Inc.’s agent to accept service of process within Florida is CT Corporation System.

Dated:  July 13, 2011

                                                      /s/ Allan L. Schwartz
                                  Allan L. Schwartz, Executive Vice-President. & Chief Financial Officer

Having been named to accept service of process for the above named corporation, at the place designated in this certificate, we hereby agree to act in this capacity, and we further agree to comply with the provisions of all statutes relative to the proper performance of our duties.

                                                                                     /s/ Barbara A. Burke
                                                                                      CT Corporation System
   Barbara A. Burke
   Special Assistant Secretary

CERTIFICATE OF ADOPTION

In compliance with Florida Statute, section 607.1007, the Board of Directors of Imaging Diagnostic Systems, Inc. adopted the Restated Articles of Incorporation on July 13, 2011.  This Restatement does not require shareholder approval.  This duly adopted Restated Articles of Incorporation supersedes the original Article of Incorporation and all amendments made thereto.

Signed this 13th day of July 2011

 /s/ Allan L. Schwartz
Allan L. Schwartz
Executive Vice-President & Chief Financial Officer